Amendment to

Lease Schedules No. 1 through 10 inclusive to

Master Equipment Lease Agreement No. 3-10071

This Amendment to Lease Schedules No. 1 through 10 inclusive to Master Equipment Lease Agreement No. 3-10071 dated December 13, 2007 (this “Amendment”) is entered into as of this 16th day of September 2008, by and between KeyOn Communications Holdings, Inc and KeyOn Communications, Inc. (the “Lessee”) and Data Sales Co., Inc. (the “Lessor”). Lessee and Lessor may sometimes be referred to as the “Parties.”

RECITALS

WHEREAS, on or about December 13, 2007, Lessor and Lessee entered into that certain Master Equipment Lease Agreement No. 3-10071 dated as of December 13, 2007 (the “Master Lease”), as well as certain lease schedules thereto, defined as Lease Schedules 1 through 10 inclusive, together with all exhibits, addenda, riders, modifications, extensions, renewals and documents taken in substitution thereof (the “Lease Schedules”), for the lease by Lessor to Lessee of certain equipment noted in said Lease Schedules (the “Equipment”). The Master Lease, Lease Schedules, Equipment and any and all modifications, amendments, extensions, renewals or documents or equipment taken in substitution thereof may be referred to as the “Lease Documents,” all of which are incorporated herein by reference and made a part hereof; and

WHEREAS, as a result of negotiations by and between the Parties, the Parties have agreed to amend the schedules 1-10, inclusive to the Master Lease Agreement No. 3-10071 dated December 13, 2007. The restructure of these lease payments due Leessor by Lessee, entitles Lessor to additional consideration as further provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual releases, promises, covenants, representations, and warranties contained in this Agreement, the Parties agree as follows:

1.	Consideration.

a.	Lessor agrees to suspend all rental payments due and owing by Lessee to Lesor under the Master Lease No. 3-10071 dated December 13, 2007 for the months of September, October and November of 2008.

b.

Lessor agrees to restructure the outstanding Lease payments owed by Lessee to Lessor beginning December 7, 2008, Schedules 1-10 for a period as outlined in Amended payment schedule attached as Exhibit A. The amended payment Schedule is attached hereto as Exhibit A.

c.

Lessee agrees to deliver Three Hundred and Thirty Three Thousand and Three Hundred and Thirty Three (333,333) share of KeyOn Communications, Inc. common stock pursuant to the Subscription Agreement attached hereto as Exhibit B.

2.	Representations and Warranties. The Lessee hereby represents and warrants as follows:

2.1

Representations in Lease Documents. Each of the representations and warranties made by or on behalf of the Lessee in the Lease Documents was true and correct when made and is true and correct on and as of the date hereof, with the same full force and effect as if each of such representations and warranties had been made by the Lessee on the date hereof and in this Amendment.

2.2.	Defaults. No default or Event of Default exists on the date hereof.

2.3.

Binding Effect. This Amendment has been duly executed and delivered by the Lessee and is in full force and effect as of the date hereof, and the respective agreements and obligations of the Lessee contained herein constitute the legal, valid and binding obligations of the Lessee, enforceable against it in accordance with its terms.

3.	Provisions Of General Application.

3.1.

No Other Changes. Except as otherwise expressly provided or contemplated by this Amendment, all of the terms, conditions and provisions of the Lease Documents remain unaltered and in full force and effect. The making of the amendments in this Amendment does not imply any obligation or agreement by the Lessor to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion.

3.2.

Governing Law. This Amendment is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of the State of Minnesota. This Amendment and the rights and obligations of each of the parties hereto are contracts under the laws of the State of Minnesota and shall for all purposes be construed in accordance with and governed by the laws of such state (excluding the laws applicable to conflicts or choice of law).

3.3.	Assignment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective permitted successors and assigns.

3.4.

Counterparts. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

IN WITNESS WHEREOF, Lessor and Lessee, each by its duly authorized officer, have duly executed and delivered this Amendment as a sealed instrument as of the date first written above.

AS TO LESSEE:		AS TO LESSOR:

KeyOn Communications Holdings, Inc.		Data Sales Co., Inc.
KeyOn Communications, Inc.

By:		By:
Name:	Jonathan Snyder	Name:
Its:	President	Its:
Dated:	9/17/08	Dated:

Exhibit A

Lease Schedules No. 1 through 10 inclusive to

Master Equipment Lease Agreement No. 3-10071

The monthly payments as described in Lease Schedules 1 through 10 inclusive shall be amended as follows: Lessee shall make 24 monthly lease payments of $35,150.00 plus any applicable taxes beginning on December 7, 2008. At the end of the 24-month term of this amendment or on December 1, 2010 provided no default has occurred and Lessee has made its payments as agreed, Lessee may purchase the leased equipment at $390,000.00 plus any applicable taxes, or renew the Schedules for an additional 12 monthly lease payments of $35,150.00 plus any applicable taxes. Providing all payments are received, and any defaults have been cured, Lessee may purchase Lease Schedules No. 1 through 10 for the amount of $1.00.